Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jarrod Yahes

Head of Investor Relations

ExlService Holdings, Inc

350 Park Avenue

New York, NY 10022

(212) 277-7109

ir@exlservice.com

EXL REPORTS 2008 THIRD QUARTER RESULTS

Key New Client Wins in Insurance and Utilities Highlight Continued Business Momentum

Third Quarter Revenues Grew 18% Year-Over-Year

Third Quarter Operating Margin of 11.3%; Adjusted Operating Margin of 14.7%

New York, NY – November 6, 2008 – ExlService Holdings, Inc. (NASDAQ: EXLS), a leading provider of Outsourcing and Transformation Services, today announced its financial results for the quarter ended September 30, 2008.

Rohit Kapoor, President and CEO of EXL, commented: “In the most challenging economic environment in recent history, our business model continues to demonstrate resilience and renewed growth momentum. Our clients and prospects have become aggressive in cutting their costs and we therefore expect them to increase their usage of EXL’s Outsourcing and Transformation services. In addition, the slowdown of the GDP growth rate in India and the Philippines has enhanced our ability to hire, train and retain talent in our principal delivery locations. While currency volatility creates interim challenges for us, in the longer term it should allow us to offer an effective lower price to our customers. All of these trends are positively impacting our pipeline, our business with current clients and employee base.

For the third quarter, EXL had success in terms of both new client wins and expansions with our existing strategic clients. Our performance this quarter was again led by rapid growth in our Transformation business across an increasingly diversified base of client relationships. Importantly, our pipeline of Transformation clients that may evolve into Outsourcing clients is strong and our overall vision and business strategy is aligned with the market. With the continued expansion of our pipeline and some key client wins and expansions that we are announcing in the third quarter, our Outsourcing business is well positioned to meet our long-term growth objectives. Our strong balance sheet as well as our generation of free cash flow from operations positions us as a financially secure partner for our clients and allows us to maintain our focus on growth oriented investments during these turbulent times.”

Matt Appel, CFO of EXL, commented: “EXL’s third quarter financial results reflect a 17.8% year-over-year increase in revenue from our continuing operations, net of a 4.3% impact related to the depreciation of the U.K. pound. Our gross margin increased to 39.8% from 34.3% a year earlier and adjusted operating profit increased to 14.7% from 7.9% a year earlier – despite the exercise of the Aviva BOT call option during the third quarter – due to improvements in operating efficiency and the continued depreciation of the Indian rupee. Cash flow from operations for the quarter was $9.8 million, and we ended the quarter with $101.8 million of cash and no debt. Due to the extremely volatile currency environment, earnings per share for the third quarter were negatively impacted by significant foreign exchange losses. Effective in the fourth quarter, we are now hedging a substantial portion of our balance sheet foreign exchange risk and therefore expect the negative impact of translation losses to be significantly lower in the future. Based on our confidence in our current business outlook as well as our strong balance sheet and cash flows, we are announcing a $10 million share repurchase program that we intend to execute over the next twelve months.”

Financial Highlights – Third Quarter 2008

Financial highlights are based on continuing operations of the Company and exclude the Aviva BOT, which is treated as a discontinued operation as of the third quarter of 2008. Reconciliations of adjusted financial measures to GAAP are included at the end of this release.

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Revenues for the quarter ended September 30, 2008 increased 17.8% to $46.6 million from $39.5 million in the quarter ended September 30, 2007 and was essentially flat as compared to $47.0 million in the quarter ended June 30, 2008. Revenues for the quarters ended September 30, 2008, September 30, 2007, and June 30, 2008, exclude amounts attributable to discontinued operations of $3.1 million, $7.1 million, and $6.8 million, respectively. Year-over-year revenue growth is net of the negative impact related to the appreciation of the U.S. dollar to the U.K. pound amounting to $1.7 million, or 4.3%, of revenues. Revenues attributable to Outsourcing Services for the quarter ended September 30, 2008 increased 10.9% to $34.5 million from $31.1 million in the quarter ended September 30, 2007, but declined $1.6 million, or 4.4%, as compared to $36.1 million for the quarter ended June 30, 2008, partially due to the appreciation of the U.S. dollar to the U.K. pound. Transformation Services revenues for the quarter ended September 30, 2008 increased 43.5% to $12.0 million from $8.4 million in the quarter ended September 30, 2007 and 10.7% as compared to $10.9 million for the quarter ended June 30, 2008.

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Gross margin for the quarter ended September 30, 2008 was 39.8% compared to 34.3% for the quarter ended September 30, 2007 and 35.7% for the quarter ended June 30, 2008. Third quarter 2008 gross margin increased as compared to the previous quarter due to improved utilization of personnel in Transformation Services and better utilization of our physical infrastructure. The positive impact of exchange rates on gross margin for the third quarter of 2008 compared to the previous quarter was approximately $0.1 million. During the third quarter of 2008, the Indian rupee and U.K. pound depreciated 9.2% and 9.5%, respectively, against the U.S. dollar.

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Operating margin for the quarter ended September 30, 2008 was 11.3%, compared to 4.4% for the quarter ended September 30, 2007 and 5.2% for the quarter ended June 30, 2008. Adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, for the quarter ended September 30, 2008 was 14.7% compared to 7.9% for the quarter ended September 30, 2007 and 9.7% for the quarter ended June 30, 2008. Third quarter 2008 operating margin increased $2.8 million from the previous quarter, despite the exercise of the Aviva BOT call option, primarily due to $0.9 million of general and administrative cost reductions, increased gross margin of $1.6 million, and the favorable impact of exchange rates of $0.4 million.

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Diluted earnings per share from continuing operations for the quarter ended September 30, 2008 was $0.01 compared to $0.14 in the quarter ended September 30, 2007. This decline is attributable to the foreign exchange losses incurred during the quarter ended September 30, 2008 of $6.6 million, of which $3.8 million relates to translation of foreign denominated monetary assets and liabilities into their functional currency. Effective in the fourth quarter, we are hedging a substantial portion of our balance sheet foreign exchange risk and therefore expect the negative impact of translation losses to be significantly lower in the future. Approximately $1 million of the foreign exchange losses in the quarter are expected to be one-time in nature and are attributable to hedge contracts that were cancelled during the quarter as a result of changes to our forecasted U.K. pound revenues.

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Revenues generated from our largest client represented 22.6% of total revenues for the quarter ended September 30, 2008 as compared to 30.4% for the quarter ended September 30, 2007. Revenues generated from our three largest clients represented 44.1% of total revenues for the quarter ended September 30, 2008 as compared to 50.0% for the quarter ended September 30, 2007.

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We experienced quarterly attrition of 36% for billable employees compared to 39% for the third quarter of 2007 and 29% for the second quarter of 2008. As of September 30, 2008, EXL had a headcount of approximately 9,100 individuals (excluding approximately 1,600 personnel in discontinued operations and including personnel managed under structured client service agreements) as compared to approximately 8,500 in the third quarter of 2007.

Business Announcements – Third Quarter 2008

•	EXL won four strategic Outsourcing clients – two in its insurance vertical and two in its utilities vertical.

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Our Transformation business continued its momentum by signing a pilot program to perform credit card analytics for a leading bank. Our transformation business has also won an assignment to provide risk advisory services for a leading wholesale distribution company and a U.S. bank.

•	Existing client demand was strong as evidenced by the award of additional mandates from three existing strategic clients and the migration of 19 new processes during the quarter.

•	As a result of increased demand from existing clients, EXL plans to add an additional delivery facility with 300 seats in the fourth quarter of 2008.

•	Growth in the Philippines has continued with the successful addition of an insurance client during the quarter; EXL now has four clients in its Philippines facility.

•	A contract to provide customer service for a U.K. telecommunications provider has been terminated effective October 31, 2008 due to the client’s continued consolidation among its vendors.

•	Announcement of a $10 million share repurchase program to be executed over the course of the next twelve months.

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Our ongoing investment into our client facing professionals continued and we recently hired Bruce Polsky as Head of Strategic Account Management, North America. Bruce will be focused on helping EXL align its strategic priorities with client objectives while providing senior onshore support to grow EXL’s strategic accounts. Bruce joins EXL from Cognizant Technology Solutions where he was a Managing Client Partner for the past three years.

Fourth Quarter of 2008 Outlook

Based on current visibility, the Company is providing the following guidance for the fourth quarter of 2008 based on current exchange rates:

•	Revenues of approximately $41 million

•	Adjusted operating margin, excluding the impact of stock-based compensation expense and amortization of intangibles, of 7.0%

Conference Call

EXL will host a conference call on Thursday, November 6, at 8:00 a.m. (ET) to discuss the Company’s quarterly results and discuss the Company’s operating performance and financial outlook. The conference call will be available live via the internet by accessing the EXL web site at www.exlservice.com, where the accompanying presentation can also be accessed. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software.

To listen to the conference call via phone, please dial +1-800-291-5365 or 1-617-614-3922 and enter “74033241”. For those who cannot access the live broadcast, a replay will be available by dialing +1-888-286-8010 or +1-617-801-6888 and entering “68590148” from two hours after the end of the call until 11:59 p.m. (EST) on November 13, 2008. The replay will also be available at the EXL web site.

About ExlService Holdings, Inc.

ExlService Holdings, Inc. (Nasdaq: EXLS) is a leading provider of Outsourcing and Transformation Services. EXL’s Outsourcing Services include a full spectrum of business process outsourcing services from offshore delivery centers requiring ongoing process management skills. Transformation Services enable continuous improvement of client processes by bringing together EXL’s capabilities in reengineering including Six Sigma process improvement, research & analytics and risk advisory services. Headquartered in New York, EXL primarily serves the needs of Global 1000 companies in the insurance, utilities, financial services, healthcare and transportation sectors. Find additional information about EXL at www.exlservice.com.

This press release contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements may include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors are discussed in more details in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. These risks could cause actual results to differ materially from those implied by forward-looking statements in this release.

You should keep in mind that any forward-looking statement made herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect the Company. The Company has no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Revenues	$46,354,247	$38,993,700	$137,572,110	$107,612,586
Revenues (from related parties)	218,655	538,750	447,285	1,262,785

Total revenues	46,572,902	39,532,450	138,019,395	108,875,371
Cost of revenues (exclusive of depreciation and amortization)	28,046,252	25,975,507	86,902,523	72,792,231

Gross profit	18,526,650	13,556,943	51,116,872	36,083,140

Operating expenses:
General and administrative expenses	7,348,869	6,873,549	24,193,187	19,456,574
Selling and marketing expenses	3,081,174	2,556,621	8,365,991	6,547,878
Depreciation and amortization	2,832,082	2,368,489	8,301,254	6,700,667

Total operating expenses	13,262,125	11,798,659	40,860,432	32,705,119

Income from continuing operations	5,264,525	1,758,284	10,256,440	3,378,021
Other income/(expense):
Foreign exchange gain/(loss)	(6,636,434)	2,118,766	(5,846,928)	5,002,224
Interest and other income	1,173,444	1,018,015	2,351,680	3,035,481
Interest expense	(16,512)	(12,834)	(58,330)	(39,848)

Income/(loss) from continuing operations before income taxes	(214,977)	4,882,231	6,702,862	11,375,878
Income tax provision/(benefit)	(589,309)	870,792	(983,498)	891,539

Income from continuing operations	374,332	4,011,439	7,686,360	10,484,339
Income/(loss) from discontinued operations, net of taxes	(1,449,594)	2,228,001	3,302,262	6,783,775

Net income/(loss) to common stockholders	$(1,075,262)	$6,239,440	$10,988,622	$17,268,114

Earnings/(loss) per share:
Basic:
Continuing operations	$0.01	$0.14	$0.27	$0.37
Discontinued operations	(0.05)	0.08	0.11	0.24

Net income/(loss) to common stockholders	$(0.04)	$0.22	$0.38	$0.61

Diluted:
Continuing operations	$0.01	$0.14	$0.26	$0.36
Discontinued operations	(0.05)	0.08	0.11	0.23

Net income/(loss) to common stockholders	$(0.04)	$0.21	$0.38	$0.59

Weighted-average number of shares used in computing earnings per share:
Basic	28,846,137	28,644,120	28,801,102	28,387,242
Diluted	29,127,304	29,115,603	29,257,254	29,096,915

Note: Amounts may not foot due to rounding.

EXLSERVICE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$101,753,142	$101,405,889
Restricted cash	237,811	283,436
Short-term investments	153,242	252,561
Accounts receivable, net of allowance for doubtful accounts of $136,711 at September 30, 2008 and $85,539 at December 31, 2007	41,795,992	38,513,774
Accounts receivable from related parties	85,840	338,629
Employee receivables	483,092	225,278
Prepaid expenses	1,730,423	2,426,242
Deferred tax assets	2,383,034	3,091,961
Prepaid income tax	1,497,225	—
Other current assets	2,939,275	7,190,909
Current assets of discontinued operations	—	9,412,814

Total current assets	153,059,076	163,141,493

Fixed assets, net	24,112,708	24,142,470
Intangibles, net of amortization	50,622	340,000
Goodwill	17,703,020	16,785,487
Restricted cash	247,312	244,121
Deferred tax assets	3,441,351	3,403,563
Other assets	8,504,777	7,631,029
Non-current assets of discontinued operations	—	2,673,682

Total assets	$207,118,866	$218,361,845

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,152,052	$6,389,272
Deferred revenue	1,968,409	4,440,261
Accrued employee cost	11,909,302	12,893,462
Other accrued expenses and current liabilities	23,599,512	17,103,150
Income taxes payable	—	725,622
Current portion of capital lease obligation	141,435	125,960
Current liabilities of discontinued operations	—	1,893,265

Total current liabilities	39,770,710	43,570,992

Capital lease obligations, less current portion	212,216	258,399
Other non-current liabilities	3,236,837	471,042
Non-current liabilities of discontinued operations	—	81,643

Total liabilities	43,219,763	44,382,076

Preferred stock, $0.001 par value; 15,000,000 shares authorized stockholders’ equity:	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized, 29,026,695 shares issued and outstanding as of September 30, 2008 and 28,891,043 shares issued and outstanding as of December 31, 2007	29,027	28,891
Additional paid-in capital	115,976,713	110,988,552
Retained earnings	66,601,804	55,708,233
Accumulated other comprehensive income/(loss)	(18,154,747)	7,570,026

	164,452,797	174,295,702

Less: 179,027 shares as of September 30, 2008 and 163,690 shares as of December 31, 2007, held in treasury, at cost	(553,694)	(315,933)

Total stockholders’ equity	163,899,103	173,979,769

Total liabilities and stockholders’ equity	$207,118,866	$218,361,845

Note: Amounts may not foot due to rounding.

EXLSERVICE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Reconciliation of Adjusted Financial Measures to GAAP Measures

In addition to its reported operating results in accordance with U.S. generally accepted accounting principles (GAAP), EXL has included in this release adjusted financial measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Management believes that these adjusted financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results because the adjustments eliminate the impact of the following two items which do not directly link to the Company’s ongoing performance: (i) stock compensation and (ii) expenses associated with the amortization of acquisition-related intangibles. The Company also believes that it is unreasonably difficult to provide its financial outlook in accordance with GAAP for a number of reasons including, without limitation, the Company’s inability to predict its future stock-based compensation expense under FAS 123R and the amortization of intangibles associated with further acquisitions. The adjusted financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from those financial statements should be carefully evaluated.

The following table shows the reconciliation of these adjusted financial measures from GAAP measures for the three month periods ended September 30, 2008, September 30, 2007 and June 30, 2008:

(Numbers in thousands)

	Three Months Ended September 30,				Three Months Ended September 30,
	2008 US GAAP	Adjustments		2008 Non-GAAP	2007 US GAAP	Adjustments		2007 Non-GAAP
Revenues	$46,573	$—		$46,573	$39,532	$—		$39,532
Cost of revenues (exclusive of depreciation and amortization)	28,046	(396	) (a)	27,650	25,976	(313	) (a)	25,662

Gross profit	18,527	396		18,923	13,557	313		13,870
Gross Margin %	39.8%			40.6%	34.3%			35.1%
Selling, general and administrative expenses	10,430	(1,155	) (a)	9,275	9,430	(846	) (a)	8,584
Depreciation and amortization expense	2,832	(51	) (b)	2,781	2,368	(225	) (b)	2,143

Income from operations	$5,265	$1,602		$6,866	$1,758	$1,384		$3,142

Income from Operations Margin %	11.3%			14.7%	4.4%			7.9%
(a) To exclude stock-based compensation expense under FAS 123R. (b) To exclude amortization of acquisition-related intangibles.

	Three Months Ended June 30,
	2008 US GAAP	Adjustments		2008 Non-GAAP

Revenues	$47,015	$—		$47,015
Cost of revenues (exclusive of depreciation and amortization)	30,222	(455	) (a)	29,768

Gross profit	16,793	455		17,247
Gross Margin %	35.7%			36.7%
Selling, general and administrative expenses	11,381	(1,432	) (a)	9,949
Depreciation and amortization expense	2,954	(221	) (b)	2,733

Income from operations	$2,458	$2,107		$4,565

Income from Operations Margin %	5.2%			9.7%

(a)	To exclude stock-based compensation expense under FAS 123R.
(b)	To exclude amortization of acquisition-related intangibles.